Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-171181) and Form S-3 (File No. 333-173457) of Titan Pharmaceuticals, Inc. of our report dated March 31, 2015, relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ OUM & CO. LLP

San Francisco, California

March 31, 2015